August 24, 2005



Mail Stop 4561

By U.S. Mail

David Cathell
Principal Executive Officer
Fulton Bancshares Corporation
100 Lincoln Way, East
McConnellsburg, PA 17233

	Re:	Fulton Bancshares Corporation
		Form 10-K/A for the year ended December 31, 2004
		Form 10-Q/A for the period ended March 31, 2005
		Form 8-K/A filed June 29, 2005
		File No. 33-85626

Dear Mr. Cathell:

	We have completed our review of your filings referred to above and have no further comments at this time.




Sincerely,



Paul Cline
             				    Senior Accountant
Arthur L. Freeman
1st Independence Financial Group, Inc.
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